Exhibit 21.1

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Exhibit 21.1
First Charter Corporation
Affiliated Companies
As of March 14, 2006
Listed below are the subsidiaries of the Company, all of which are wholly owned and are owned directly by the Company, unless otherwise indicated.

Subsidiary	State of Incorporation
First Charter Bank	North Carolina
First Charter Insurance Services, Inc. (1)	North Carolina
First Charter Leasing and Investments, Inc. (2)	North Carolina
First Charter of Virginia Realty Investments, Inc. (3)	Virginia
First Charter Realty Investments, Inc. (4)	Delaware
First Charter Real Estate Holdings, LLC (5)	North Carolina
FCB Real Estate, Inc. (5)	North Carolina
Lincoln Center at Mallard Creek, LLC (6)	North Carolina

(1)	Owned by First Charter Bank

(2)	Primarily owned by First Charter Bank

(3)	Owned by First Charter Leasing and Investments, Inc.

(4)	Primarily owned by First Charter of Virginia Realty Investments, Inc.

(5)	Primarily owned by First Charter Realty Investments, Inc.

(6)	51 percent owned by First Charter Bank

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